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                                                                      EXHIBIT 21



Subsidiaries of American Architectural Products Corporation:


American Glassmith Acquisition Corporation
Binnings Building Products, Inc.
DCI/DWC Acquisition Corporation
Eagle & Taylor Company
Forte, Inc.
Modern Window Acquisition Corporation
Thermetic Glass, Inc.
Western Insulated Glass, Co.